Exhibit 99.1
November 17, 2009
Dear Shareholder,
We are continuing our efforts to increase communications with our shareholders. We recently sent an annual Shareholder’s Letter and DVD highlighting the Company’s activities. Unfortunately, I have discovered that a number of our shareholders did not receive these communications. This has been traced back to a variety of issues, such as outdated mailing address information and brokerage houses with affidavits on file restricting our ability to forward information to you directly. We will continue to work through these issues so that we have an accurate shareholder mailing list that is updated in a timely manner. I do anticipate a number of important announcements relative to the Company’s future in the months ahead, and I wish to keep you very informed on those matters.
If you have not received a Shareholder’s Letter and DVD, please contact Mike Culumber, our Chief Financial Officer, at (813) 866-0000, extension 115, or by e-mail at mculumber@mimedx.com.
MiMedx Group is in the process of completing another round of financing. Our goal is to raise $5 million. In this round of financing, we have sold common stock at $ .60 per share, but each share has attached warrants. The warrants were deemed necessary to offset the additional risk associated with investing in the Company at this stage and the shares not being tradable initially. For every two shares purchased, we issued a warrant to purchase one share of common stock at an exercise price of $1.50 per share. Therefore, the warrant gives the purchasing parties some future upside potential.
Our plan is to undertake a final round of financing sometime in the late spring of 2010. Our hope is that the proceeds of that final round will allow us to operate until we achieve breakeven cash flow. From that point, we expect our revenues and profits to begin to grow significantly.
Other recent good news is that we have divested our LeveL Orthopedics product line. The product line was sold for $300,000 in cash with future royalties. This divestiture allows MiMedx Group to focus very clearly on our two exciting biomaterials, our hydrogel and our collagen fiber. With those two products, we have an immense opportunity to build MiMedx Group into a significant entity in the orthopedics area of healthcare.
As I have previously stated, our goal is to transition MiMedx Group from a development stage company into an operating company as soon as possible. To that end, the Board of Directors has appointed William C. Taylor as your new President and Chief Operating Officer. Of course, I will remain as your Chairman and Chief Executive Officer. I know Bill Taylor well because he was the President at one of the subsidiaries owned by Matria Healthcare. He was instrumental in growing that company’s revenues from approximately $15 million to over $85 million. That operation was subsequently sold to a private equity group. I was able to attract Bill to MiMedx Group because of the significant opportunities we have at MiMedx Group. His impact is already being felt in terms of preparing MiMedx Group to launch our Paradís Vaso Shield™ product this fall.
In the months ahead, we expect to make announcements relative to the distribution arrangements for the Paradís Vaso Shield™. We have a number of opportunities, which range from strategic distribution relationships with large orthopedic companies to the launch of our own independent sales representative group.
300 Colonial Center Parkway, Suite 130
Roswell, GA 30076
Phone: (770) 650-7570

Additionally, we are currently pursuing approval to sell our Paradís Vaso Shield™ product in Europe and expect to make announcements in the near future relative to the completion of that process. Shortly, we will file another application with the FDA for additional uses of our Paradís Vaso Shield™ product.
Finally, we will be filing in the near future our FDA applications for clearance of the first devices to be manufactured from our collagen fibers. This will be a major milestone for the Company as we begin to exploit additional innovations from the Company’s intellectual property.
One of our other key goals is to begin the process of improving the market for our common stock. MiMedx Group currently trades on the OTC Bulletin Board. It is our desire to find a market where we will trade in a more orderly and logical fashion and where volume in our trading can build. While it will be late 2010 before we have both revenues and profits, we believe that the value in the MiMedx Group can be further optimized by improving our trading status.
Incidentally, I expect we will have press releases over the next several months related to our progress. Sometimes our press releases may not be published over the various news services because we are currently a small company. If you will check our website from time to time, www.mimedxgroup.com, you can watch for our press releases on the website.
You can check our stock trading activity by using our stock symbol, MDXG. At this stage of our growth, our stock price is not extremely relevant, but we should hope to see gradual progress. In the late spring of 2010, I believe the Company will have had sufficient successes in terms of revenues and new product introductions so that we will be able to attract analyst’s coverage. I have avoided calling the analysts that are familiar with my previous organizations until MiMedx Group has built a success pattern. I expect that will come during the first six months of 2010. If you do discuss the Company with friends, please refer them to our website for our most timely and accurate information.
I look forward to keeping communications open, and continuing to provide you accurate and timely information on our activities.
Sincerely yours,

Parker H. “Pete” Petit
Chairman, CEO
Important Note regarding forward-looking statements and risk factors: This letter includes statements that look forward in time or that express management’s beliefs, expectations or hopes. Those statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements include those regarding the Company’s current and future financing activities, the Company’s future revenues and profits, the prospect of future royalties from the sale of the Level Orthopedics line, potential distribution arrangements, regulatory clearances and the prospect for improving the market for the Company’s common stock. These future events may not occur as and when expected, if at all, and, together with the Company’s business, are subject to various risks and uncertainties. These risks and uncertainties include that the Company currently requires substantial additional capital to continue as a going concern and achieve its goals and such capital may be difficult or impossible to obtain, the Company may not receive regulatory clearance or approvals for all of the currently contemplated potential uses of its biomaterials and hydrogel sheet products, the requisite clearance and approval processes may be more costly and time consuming than the Company currently anticipates and, in some cases, may prove too costly or time consuming to continue to pursue, physicians may not accept the Company’s products, cost increases and competitive pressures may adversely affect the Company’s ability to obtain revenues and achieve profits, the Company may not be able to achieve a satisfactory distribution system for its products, and that royalties from the sale of the Level Orthopedics line, which are contingent on future sales, may not materialize. The risks and uncertainties also include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K filing for the year ended March 31, 2009, our most recent Form 10-Q, and the Company’s other SEC filings. The Company does not undertake to update its forward-looking statements.